Exhibit 99.1

FIS Appoints Anil Chakravarthy to the Board of Directors

Accomplished technology leader with deep experience in enterprise software, cloud transformation and artificial intelligence (AI)

JACKSONVILLE, Fla.--(BUSINESS WIRE)— January 22, 2026 -- Global financial technology leader FIS® (NYSE: FIS) today announced the appointment of Anil Chakravarthy to its Board of Directors (the "Board"). His appointment increases the size of the Board from nine to ten directors, nine of whom, including Mr. Chakravarthy, are independent.

"We are pleased to welcome Anil to the FIS Board," said Jeffrey Goldstein, Independent Chairman of the Board. "He is an accomplished technology leader who brings deep expertise in enterprise software, cloud transformation, and AI-powered enterprise solutions. His track record of driving AI transformation at scale and his extensive experience in SaaS and data management will be invaluable as FIS continues to advance financial technology innovation and deliver exceptional value to our clients."

Stephanie Ferris, Chief Executive Officer and President of FIS, said: "Anil's expertise in customer experience orchestration and AI-powered solutions aligns perfectly with FIS' strategic priorities and vision to unlock financial technology across the money lifecycle. His proven leadership in transforming global enterprises to cloud and subscription models will provide valuable insights as we continue to innovate and expand our capabilities. I look forward to working with him as we execute our strategic vision."

About Anil Chakravarthy

Mr. Chakravarthy currently serves as President, Customer Experience Orchestration Business at Adobe, the global technology leader unleashing creativity, productivity and personalized customer experiences. Adobe's Customer Experience Orchestration solutions span brand visibility, content supply chain and customer engagement and enable personalization to the individual at global scale. Mr. Chakravarthy is also responsible for Adobe's worldwide field operations, including enterprise sales, professional services, and customer success. Prior to Adobe, he served as Chief Executive Officer of Informatica from 2015 to 2020, where he led the company's successful transformation to cloud and subscription services after joining as Executive Vice President and Chief Product Officer in 2013. Earlier in his career, Mr. Chakravarthy held leadership roles at Symantec Corporation, including Executive Vice President of Information Security, led product management for Enterprise Security Services at VeriSign, and began his career at McKinsey & Company, where he co-led the E-Business Practice in the Silicon Valley Business Technology Office.

About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world’s financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Fla., FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit FISglobal.com. Follow FIS on LinkedIn, Facebook and X.

For More Information

Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com